Exhibit 99.1

NEWS RELEASE

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John.Robison@rlicorp.com
www.rlicorp.com

RLI increases dividend, announces plans to buy back stock

PEORIA, ILLINOIS, May 6, 2010, RLI Corp. (NYSE:RLI) — The RLI Corp. board of directors has declared a second quarter cash dividend of $0.29 per share, a 4% increase over the prior quarter.  The dividend is payable on July 15, 2010, to shareholders of record as of June 30, 2010.

RLI has paid dividends for 136 consecutive quarters and increased dividends in each of the last 35 years.

The company’s dividend yield would be 2.04%, based on the $1.16 indicated annual dividend and yesterday’s closing stock price of $56.89.

In another action, the board adopted a new stock repurchase program for up to $100 million of RLI common stock. The stock repurchase program will be conducted on an ongoing basis and will be subject to availability of stock, market conditions, the trading price of the stock and the company’s financial performance.

RLI President & CEO Jonathan E. Michael said, “Our dividend and capital management decisions are made to maximize shareholder returns while maintaining sufficient capital to support existing business and future opportunities.”

RLI is a specialty insurance company serving “niche” or underserved markets. With a diverse portfolio of property and casualty coverages and surety bonds, it has achieved an underwriting profit in 29 of the last 33 years, including the last 14. RLI and subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI operates in all 50 states from office locations across the country.

For additional information, contact RLI Treasurer & Chief Investment Officer John Robison at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

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